UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2010

TYCO INTERNATIONAL LTD.

(Exact Name of Registrant as Specified in its Charter)

Switzerland	98-0390500
(Jurisdiction of Incorporation)	(IRS Employer Identification Number)

001-13836

(Commission File Number)

Freier Platz 10

CH-8200 Schaffhausen, Switzerland

(Address of Principal Executive Offices, including Zip Code)

41-52-633-02-44

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement

On March 24, 2011, Tyco International Finance S.A., (“TIFSA”), as the Borrower, and Tyco International Ltd. (“Tyco”), as the Guarantor, entered into a Four Year Senior Unsecured Credit Agreement among TIFSA, Tyco, each of the initial lenders named therein, Citibank, N.A., as administrative agent, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith and J.P. Morgan Securities LLC, as bookrunners and lead arrangers, providing for revolving credit commitments in the aggregate amount of $750 million (the “Credit Agreement”).  In connection with entering into the Credit Agreement, TIFSA and Tyco:

•                  Terminated the existing Three-Year Senior Unsecured Credit Agreement, dated June 24, 2008, which provided for revolving credit commitments in the aggregate amount of $500 million, and which was scheduled to expire in June 2011; and

•                  Reduced the banks’ commitments under the existing Five-Year Senior Unsecured Credit Agreement, dated April 25, 2007, from an aggregate of $1.19 billion to $750 million.

As a result of entering into the Credit Agreement and the terminations and reductions described above, TIFSA now has senior unsecured revolving credit lines available to it in the amount of $1.5 billion.

The Credit Agreement has a four -year term and amounts may be borrowed in U.S. dollars for working capital, capital expenditures and other lawful corporate purposes.  TIFSA’s obligations under the Credit Agreement are unconditionally and irrevocably guaranteed by Tyco.  No proceeds from the Credit Agreement were drawn down at closing.

Borrowings under the Credit Agreement will bear interest at a rate per annum equal to, at the option of TIFSA, (1) LIBOR plus an applicable margin based upon the corporate credit ratings of TIFSA, or (2) an alternate base rate equal to the highest of (i) Citibank, N.A.’s base rate, (ii) the federal funds effective rate plus 1/2 of 1% and (iii) one-month LIBOR plus 1%.

The Credit Agreement also requires payment to the lenders of a facility fee on the amount of the lenders’ commitments under the credit facility from time to time at rates based upon the applicable corporate credit ratings of TIFSA. Voluntary prepayments of the loans and voluntary reductions of the unutilized portion of the commitments under the credit facility are permissible without penalty, subject to certain conditions pertaining to minimum notice and minimum reduction amounts.

The Credit Agreement contains affirmative and negative covenants that we believe are usual and customary for senior unsecured credit agreements, including a financial covenant requiring the maintenance of a 3.5 to 1.0 leverage ratio, which is the ratio of the Tyco’s consolidated total debt to its consolidated EBITDA, each as defined in the Credit Agreement.

The negative covenants are substantially similar to those in the existing credit agreements noted above, and include, among other things, limitations (each of which is subject to customary exceptions for financings of this type) on our ability to:

•                  grant liens;

•                  enter into transactions resulting in fundamental changes (such as mergers or sales of all or substantially all of the assets of the TIFSA or Tyco);

•                  restrict subsidiary dividends or other subsidiary distributions;

•                  enter into transactions with the Tyco’s affiliates;

•                  permit subsidiaries to provide guarantees to other material debt;

•                  and incur certain additional subsidiary debt.

The Credit Agreement also contains customary events of default (subject to grace periods, as appropriate) including among others: nonpayment of principal, interest or fees; breach of the financial, affirmative or negative covenants; breach of the representations or warranties in any material respect;  payment default on, or acceleration of, other material indebtedness; bankruptcy or insolvency; material judgments entered against Tyco or any of its subsidiaries; certain ERISA violations; invalidity or unenforceability of the Credit Agreement or other documents associated with the Credit Agreement; and a change of control of TIFSA or Tyco.

A copy of the Credit Agreement is attached hereto as Exhibits 10.1, and is incorporated herein by reference. The description of the Credit Agreement is a summary only and is qualified in its entirety by the terms of the Credit Agreement.

Item 1.02                                             Termination of a Material Definitive Agreement

See disclosure contained in Item 1.01 above, which is incorporated herein by reference.

Item 2.03               Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See disclosure contained in Item 1.01 above, which is incorporated herein by reference.

Item 9.01                                             Financial Statements and Exhibits

Exhibit No.	Description
10.1

Four Year Senior Unsecured Credit Agreement among the Tyco International Finance S.A., Tyco International Ltd., each of the initial lenders named therein, Citibank, N.A., as administrative agent, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith and J.P. Morgan Securities LLC, as bookrunners and lead arrangers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYCO INTERNATIONAL LTD.
(Registrant)

	By:	/s/ Judith A. Reinsdorf
Judith A. Reinsdorf
Executive Vice-President and General Counsel

Date: March 28, 2011